UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 7, 2013

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

423 West 300 South Suite 200 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 649-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Removal of Directors

In connection with the recently completed merger of EnergySolutions, Inc., a Delaware corporation (the “Company”), with affiliates of Energy Capital Partners II, LP, on June 7, 2013 the following members of the board of directors of the Company (the “Board”) were removed by Rockwell Holdco, Inc., a Delaware corporation and the Company’s sole stockholder (“Parent”): Steven R. Rogel, J. Barnie Beasley, Jr., Pascal Colombani, J.I. “Chip” Everest, II, Clare Spottiswoode, Robert A. Whitman and David B. Winder.

Employment Agreements with Executive Officers

On June 13, 2013, the Company entered into employment agreements with each of Gregory S. Wood, Executive Vice President and Chief Financial Officer, John A. Christian, President, Logistics, Processing and Disposal Group, Mark Morant, President, Products and Technology Group, and Alan M. Parker, President, Projects Group and Government Group, (the “Employment Agreements”). The Employment Agreements replace and supersede the executive severance agreements that each executive officer entered into with the Company in June 2012.

Cash Payments. Under the Employment Agreements, each executive officer is entitled to an annual base salary of $600,000 and to a cash bonus for each fiscal year, with a target amount equal to 80% (100% for Mr. Wood) of his annual base salary. Mr. Wood also received a cash retention bonus payment equal to $400,000 which is subject to certain vesting conditions and Mr. Wood’s compliance with certain noncompetition and nonsolicitation covenants.

Option Award. In connection with the execution of the Employment Agreements, Parent granted each executive officer a non-qualified stock option to purchase 4,511 shares (5,639 shares for Mr. Wood) of Parent common stock. Under the terms of the Employment Agreements, each executive officer is also entitled to receive additional stock options in the event that certain stockholders purchase additional shares of Parent common stock prior to November 24, 2013. Each option will vest and become exercisable in five equal annual installments, subject to full or partial acceleration in the event of a change in control of Parent or upon a termination of such executive officer’s employment by the Company without “cause” or by the executive officer for “good reason.” Each option will be subject to forfeiture and/or repayment in the event the executive officer breaches his noncompetition covenant.

Severance Payments.  The Employment Agreements provide that, in the event of a termination of employment by the Company without “cause” or by the executive for “good reason,” the executive will receive (i) the sum of 1.5 times his “annual base salary” and 1.5 times his “target bonus” payable in 18 (24 for Mr. Wood) equal monthly installments, (ii) a pro rata portion of his annual cash bonus for the fiscal year in which the termination occurs, (iii) up to 18 months (24 months for Mr. Wood) of payments in the amount required for COBRA welfare plan continuation and other benefit costs and (iv) up to $50,000 outplacement reimbursement for one year.

In addition to the severance payments and benefits described above, Mr. Morant’s Employment Agreement entitles him to receive reimbursement for the cost of relocating back to the United Kingdom in the event he and/or his family relocate within two years following the termination of his employment.

The foregoing summaries of the Employment Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such documents to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Item 5.07          Submission of Matters to a Vote of Security Holders.

On June 13, 2013, the Board appointed Gregory S. Wood and Russ G. Workman to the Board. Mr. Wood has served as the Company’s Executive Vice President and Chief Financial Officer since June 2012 and Mr. Workman has served as the Company’s General Counsel and Corporate Secretary since September 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: June 13, 2013	By:	/s/ Russ Workman
Name: Russ Workman
Title: General Counsel